Exhibit 4.2

FIRST AMENDMENT
TO
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
AMERICAN REALTY CAPITAL RETAIL OPERATING PARTNERSHIP, L.P.
This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN REALTY CAPITAL RETAIL OPERATING PARTNERSHIP, L.P. (this “Amendment”), is made as of April 15, 2015 by and among American Realty Capital - Retail Centers of America, Inc., a Maryland corporation, in its capacity as the general partner (the “General Partner”) of American Realty Capital Retail Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), and American Realty Capital Retail Advisor, LLC, the initial limited partner of the partnership, a Delaware limited liability company (the “Initial Limited Partner”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 24, 2014, as amended (the “Partnership Agreement”).
RECITALS:
WHEREAS, pursuant to Section 14.1 of the Partnership Agreement, the parties hereto desire to amend the Partnership Agreement in order to correct and clarify an inadvertent omission from the Partnership Agreement and to have this amendment apply for purposes of allocating income and losses of the Partnership for its 2014 tax year;
NOW THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Section 13.3 of the Partnership Agreement is hereby deleted in its entirety and the following new Section 13.3 is substituted in its place:
“13.3 Obligation to Contribute Deficit
If any Partner or the Special Limited Partner (other than a holder of Restricted Class B Units or the Initial Limited Partner) has a deficit balance in his, her, or its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year of liquidation occurs), such Partner and the Special Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. If a holder of Restricted Class B Units has a deficit balance in its Capital Account attributable to such Restricted Class B Units and/or the Initial Limited Partner has a deficit balance in its Capital Account attributable to and to the extent of the special allocation of Depreciation provided for in subparagraph 1(c)(ii) of Exhibit B (after giving effect to all contributions, distributions and allocations for all taxable years, including the year liquidation occurs), such holder of Restricted Class B Units and/or the Initial Limited Partner shall restore and contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero. In the case of a holder of Restricted Class B Units, such contribution shall not exceed an amount equal to the excess of the cash distributions of Net Sales Proceeds made (if any) to such holder of Restricted Class B Units over the amount of Net Property Gain and Liquidating Gain allocated to such holder of Restricted Class B Units in accordance with subparagraph 1(c)(iv) of Exhibit B. In the case of the Initial Limited Partner, such contribution shall not exceed the excess of the cumulative amount of Depreciation specially allocated to the Initial Limited Partner under subparagraph 1(c)(ii) of Exhibit B over the cumulative chargeback allocation of Net Property Gain pursuant to subparagraph 1(c)(iii) of Exhibit B. This deficit restoration obligation is intended to comply with Section 1.704-1(b)(2)(ii)(b)(3) of the Regulations and shall be satisfied before the later to occur of (x) the end of the taxable year in which the Partnership (or the interest of a holder of Restricted Class B Units and/or the Initial Limited Partner) is liquidated, or (y) ninety (90) days after the date of the liquidation of the Partnership (or the interest of a holder of Restricted Class B Units and/or the Initial Limited Partner), which amount shall be paid to creditors of the

Partnership or, if the amount contributed exceeds the amount due creditors, shall be distributed to the Partners with positive Capital Account balances.”
2. Subparagraph 1(c) of Exhibit B of the Partnership Agreement is hereby deleted in its entirety and the following new subparagraph 1(c) is substituted in its place:
“(c)    Special Allocations.

(i)General Partner Gross Income Allocation. After giving effect to the special allocations in paragraph 2 but prior to any allocations under subparagraphs 1(a) or 1(b), there shall be specially allocated to the General Partner an amount of (i) first, items of Partnership income and (ii) second, items of Partnership gain during each fiscal year or other applicable period in an amount equal to the excess, if any, of (A) the cumulative distributions made to the General Partner under Section 7.3(b) of the Agreement, other than distributions which would properly be treated as “guaranteed payments” or which are attributable to the reimbursement of expenses which would properly be deductible by the Partnership, over (B) the cumulative allocations of Partnership income and gain to the General Partner under this subparagraph 1(c)(i).

(ii)Special Allocation of Depreciation. After giving effect to the allocations in subparagraph 1(c)(i) and paragraph 2, but prior to any allocation under subparagraph 1(a) or 1(b), the Initial Limited Partner shall be entitled to allocations of Depreciation until the cumulative amount of Depreciation allocated to the Initial Limited Partner pursuant to this subparagraph 1(c)(ii) for all years equals $10,000,000; provided, that (A) the Initial Limited Partner shall notify the Partnership in writing, within fifteen (15) days after the end of the year to which the allocation of Depreciation relates, of the amount of Depreciation the Initial Limited Partner elects to have allocated to it for such year, (B) the amount of Depreciation the Initial Limited Partner may elect to be allocated pursuant to this subparagraph 1(c)(ii) for any year shall not exceed $10,000,000 minus the amount of Depreciation specially allocated pursuant to this subparagraph 1(c)(ii) to the Initial Limited Partner for all prior years, and (C) if the amount of Depreciation the Partnership is able to allocate in a year is less than the amount the Initial Limited Partner has elected for such year, the Partnership shall notify the Initial Limited Partner as early as reasonably practicable but in no event later than five (5) days prior to the date it issues K-1’s for such year.

(iii)Special Allocation of Net Property Gain. After giving effect to the allocations in subparagraphs 1(c)(i) and 1(c)(ii) and paragraph 2 and to the extent not previously allocated pursuant to subparagraph 2(b), but prior to any allocation under subparagraph 1(a) or 1(b), Net Property Gain shall be allocated first to the Initial Limited Partner to the extent of the cumulative amount of Depreciation allocated to the Initial Limited partner pursuant to subparagraph 1(c)(ii).

(iv)Special Allocations Regarding Class B Units. After giving effect to the special allocations in subparagraphs 1(c)(i), 1(c)(ii) and 1(c)(iii) and paragraph 2 but prior to any allocations under subparagraphs 1(a) or 1(b), Net Property Gain and Liquidating Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain and Liquidating Gain of the Partnership shall be allocated to the Partners holding Class B Units until their Class B Economic Capital Account Balances are equal to (A) the OP Unit Economic Balance, multiplied by (B) the number of their Class B Units; provided, that no such Net Property Gain or Liquidating Gain or individual items of income and gain comprising Net Property Gain or Liquidating Gain will be allocated with respect to any particular Class B Unit unless and to the extent that the OP Unit Economic Balance exceeds the OP Unit Economic Balance in existence at the time such Class B Unit was issued. Any allocations made pursuant to the first sentence of this subparagraph 1(c)(iv) shall be made among the holders of Class B Units in proportion to the amounts required to be allocated to each under this subparagraph 1(c)(iv). The parties agree that the intent of this subparagraph 1(c)(iv) is to make the Capital Account balance associated with each Class B Unit to be economically equivalent to the Capital Account balance associated with the OP Units outstanding (on a per-Unit basis), but only if and to the extent that the Capital Account balance associated with the OP Units outstanding, without regard to the allocations under this subparagraph 1(c)(iv), has increased on a per-Unit basis since the issuance of the relevant Class B Unit. To the extent Net Property Loss is allocated to Partners Holding Class B Units pursuant to subparagraph 1(b), such Net Property Loss shall be allocated amount the Partners holding Class B Units in a manner that reverses the allocation of Net Property Gain to such Partner pursuant to this subparagraph 1(c)(iv).
(v)    Special Allocations Regarding the Special Limited Partner Interest. After giving effect to the special allocations in subparagraphs 1(c)(i), 1(c)(ii), 1(c)(iii) and 1(c)(iv) and paragraph 2 but prior to any allocations under subparagraph 1(a) and 1(b), Net Property Gain and Liquidating Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain and Liquidating Gain of the Partnership shall be allocated to the Special Limited Partner until the Special Limited Partner has received aggregate allocations of income for all fiscal years equal to the aggregate amount of distributions the Special Limited Partner is entitled to receive or has received with respect to the Special Limited Partner Interest for such fiscal year and all prior fiscal years. Notwithstanding the foregoing, if the Special Limited Partner is entitled to receive distributions of Net Sales Proceeds pursuant to the Partnership’s obligation under a Listing Note, Termination Amount or Investment Liquidity Promote, Liquidating Gain shall be allocated to the Special Limited Partner until the Special Limited Partner has received aggregate allocations equal to the aggregate amount of distributions the Special Limited Partner is entitled to receive pursuant to such Listing Note, Termination Amount or Investment Liquidity Promote.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date and year first aforesaid.
GENERAL PARTNER:
AMERICAN REALTY CAPITAL - RETAIL CENTERS OF AMERICA, INC.

By:     /s/ William M. Kahane
Name: William M. Kahane
Title: Chief Executive Officer and President
INITIAL LIMITED PARTNER:
AMERICAN REALTY CAPITAL RETAIL ADVISOR, LLC
By: American Realty Capital Retail Special Limited Partnership, LLC, its Member
By: American Realty Capital IV, LLC, its Member
By: AR Capital, LLC, its Member

By:     /s/ William M. Kahane
Name: William M. Kahane
Title: Manager